Exhibit 99

GORMAN-RUPP REPORTS CONTINUING RECORD FINANCIAL RESULTS

AND ANNOUNCES CASH DIVIDEND INCREASE

Mansfield, Ohio – October 24, 2014 – The Gorman-Rupp Company (NYSE MKT: GRC) reports financial results for the third quarter and nine months ended September 30, 2014.

Net sales during the third quarter of 2014 increased 8.9% to a record $110.2 million compared to $101.2 million during the same period in 2013. Domestic sales increased 13.5% or $9.3 million while international sales were comparable to the third quarter of 2013. Sales in water end markets increased 9.1% or $6.3 million and sales in non-water end markets increased 8.3% or $2.7 million during the quarter.

The third quarter increase in water end market sales was largely due to additional sales in the municipal market of $7.8 million driven primarily by large volume pumps related to wastewater and flood control. This increase was partially offset by lower agriculture sales of $1.4 million driven by ongoing wet weather conditions in several locations domestically. Increased sales in non-water markets during the third quarter of 2014 were primarily due to added shipments for the industrial market of $5.8 million related to fracking and the contribution from the recent acquisition of Bayou City Pump Company. This increase was offset by lower sales in the OEM market of $3.2 million related to power generation equipment.

Net sales for the nine months ended September 30, 2014 were a record $330.0 million compared to $300.1 million during the same period in 2013, an increase of 10.0%. Domestic sales increased 15.2% or $30.0 million while international sales were comparable to the same period in 2013. Sales increased $20.6 million in water end markets primarily due to additional sales in the municipal market of $17.2 million driven by large volume pumps related to wastewater and water supply. Also, sales in the construction market increased $4.7 million principally for pumps for rental businesses and for oil and gas drilling support within North America. These increases were offset by lower agriculture market sales of $3.4 million driven by wet weather conditions noted previously. Sales increased $9.3 million for the nine months ended September 30, 2014 in non-water markets primarily due to additional shipments of $6.2 million for the industrial market related to fracking and the recent acquisition of Bayou City Pump Company, and $3.6 million in the OEM market.

Gross profit was a record $28.1 million for the third quarter of 2014, resulting in gross margin of 25.5% compared to 24.2% for the same period in 2013. The increase in gross margin was principally due to product mix. Operating income was $14.0 million, resulting in operating margin of 12.7% for the third quarter of 2014 compared to 11.9% for the same period in 2013. The gross margin and operating margin for the third quarter of 2013 were reduced by 30 and 50 basis points, respectively, due to a non-cash pension settlement charge which did not recur in the third quarter of 2014.

Net income was $9.4 million during the third quarter of 2014 compared to $7.9 million in the third quarter of 2013 and earnings per share were $0.36 and $0.30 for the respective periods. Earnings per share for the third quarter of 2013 included a reduction of $0.03 due to a non-cash pension settlement charge which did not recur in the third quarter of 2014.

Gross profit was a record $82.5 million in the first nine months of 2014 resulting in gross margin of 25.0% compared to 24.1% for the same period in 2013. Operating income also was a record $42.1 million resulting in operating margin of 12.8% for the first nine months of 2014 compared to 11.3% for the same period in 2013. The gross margin and operating margin for the first nine months of 2013 were reduced by 70 and 110 basis points, respectively, due to a non-cash pension settlement charge which did not recur in the first nine months of 2014.

Net income for the first nine months of 2014 was a record $28.3 million compared to $22.9 million for the same period in 2013 and earnings per share were $1.08 and $0.87 for the respective periods. Earnings per share for the first nine months of 2013 included a reduction of $0.09 due to a non-cash pension settlement charge which did not recur in the first nine months of 2014.

The Company’s backlog of orders was $170.0 million at September 30, 2014 compared to $182.2 million at December 31, 2013. The $12.2 million decrease in backlog is principally due to record shipments during the third quarter and first nine months of 2014. Approximately $50.1 million of the PCCP project to supply major flood control pumps to a member of a joint venture construction group for a significant New Orleans flood control project remain in the September 30, 2014 backlog total. The remaining backlog for this project is expected to be shipped in the fourth quarter of 2014 and throughout 2015.

Cash and short-term investments totaled $33.2 million and short-term bank debt was $17.2 million at September 30, 2014. Working capital rose $5.8 million from December 31, 2013 to $134.4 million at September 30, 2014. Net capital expenditures for 2014, consisting principally of machinery and equipment and building improvements, are estimated to be in the range of $11 to $13 million and are expected to be financed through internally generated funds.

Jeffrey S. Gorman, President and CEO said, “We are pleased to announce very solid financial results for the third quarter and nine months of the year driven by increased sales in most of our markets and good operating margins. We also are pleased with our Bayou City Pump Company acquisition and its timely integration into our operations. As we move into the fourth quarter we are beginning to look positively at our expectations for 2015. We will continue our focus on providing high quality products, executing on profitable growth and acquisition opportunities, and maintaining a strong balance sheet which provides excellent financial flexibility and supports our following dividend increase announcement.”

At its October 23, 2014 meeting, the Board of Directors of the Company declared a quarterly cash dividend of $0.10 per share on the common stock of the Company, payable December 10, 2014, to shareholders of record November 14, 2014. The cash dividend represents an 11.1% increase over the dividend paid in the previous quarter. This marks the 259th consecutive dividend paid by The Gorman-Rupp Company and the 42nd consecutive year of increased dividends paid to its shareholders.

Safe Harbor Statement

In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, The Gorman-Rupp Company provides the following cautionary statement: This news release contains various forward-looking statements based on assumptions concerning The Gorman-Rupp Company’s operations, future results and prospects. These forward-looking statements are based on current expectations about important economic, political, and technological factors, among others, and are subject to risks and uncertainties, which could cause the actual results or events to differ materially from those set forth in or implied by the forward-looking statements and related assumptions. Such factors include, but are not limited to: (1) continuation of the current and projected future business environment, including interest rates and capital and consumer spending; (2) competitive factors and competitor responses to initiatives of The Gorman-Rupp Company; (3) successful development and market introductions of anticipated new products; (4) stability of government laws and regulations, including taxes; (5) stable governments and business conditions in emerging economies; (6) successful penetration of emerging economies; (7) unforeseen delays or disruptions in the New Orleans flood control project, including any further revisions to the timing of shipments for the project; (8) continuation of the favorable environment to make acquisitions, domestic and foreign, including regulatory requirements and market values of potential candidates and our ability to successfully integrate and realize the anticipated benefits of completed acquisitions; and (9) risks described from time to time in our reports filed with the Securities and Exchange Commission. Except to the extent required by law, we do not undertake and specifically decline any obligation to review or update any forward-looking statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments or otherwise.

Brigette A. Burnell

Corporate Secretary

The Gorman-Rupp Company

Telephone (419) 755-1246

NYSE MKT: GRC

For additional information, contact Wayne L. Knabel, Chief Financial Officer, Telephone (419) 755-1397.

The Gorman-Rupp Company is a leading designer, manufacturer and international marketer of pumps and pump systems for use in diverse water, wastewater, construction, dewatering, industrial, petroleum, original equipment, agriculture, fire protection, heating, ventilating and air conditioning (HVAC), military and other liquid-handling applications.

The Gorman-Rupp Company and Subsidiaries

Condensed Consolidated Statements of Income (Unaudited)

(in thousands of dollars, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Net sales	$110,159	$101,186	$329,951	$300,058
Cost of products sold	82,093	76,701	247,427	227,868

Gross profit	28,066	24,485	82,524	72,190

Selling, general and administrative expenses	14,046	12,448	40,390	38,379

Operating income	14,020	12,037	42,134	33,811

Other income (expense) — net	261	(70)	207	(121)

Income before income taxes	14,281	11,967	42,341	33,690
Income taxes	4,842	4,021	14,088	10,758

Net income	$9,439	$7,946	$28,253	$22,932

Earnings per share	$0.36	$0.30	$1.08	$0.87

The Gorman-Rupp Company and Subsidiaries

Condensed Consolidated Balance Sheets (Unaudited)

(in thousands of dollars)

	September 30, 2014	December 31, 2013
Assets
Cash and cash equivalents	$33,196	$31,376
Accounts receivable — net	70,502	59,374
Inventories	92,291	89,946
Deferred income taxes and other current assets	10,245	8,593

Total current assets	206,234	189,289

Property, plant and equipment — net	131,598	131,189

Other assets	8,248	3,657

Goodwill and other intangible assets	41,082	31,503

Total assets	$387,162	$355,638

Liabilities and shareholders’ equity
Accounts payable	$19,896	$17,882
Short-term debt	17,167	9,000
Accrued liabilities and expenses	34,816	33,878

Total current liabilities	71,879	60,760

Postretirement benefits	19,260	18,393

Deferred and other income taxes	12,314	12,345

Total liabilities	103,453	91,498

Shareholders’ equity	283,709	264,140

Total liabilities and shareholders’ equity	$387,162	$355,638

Shares outstanding	26,260,543	26,253,043